Exhibit 23.6
CONSENT OF INDEPENDENT AUDITORS
We have issued our report dated September 9, 2005 and January 31, 2006 for note T, accompanying the financial statements of Silvue Technologies Group, Inc. and Subsidiaries contained in Amendment No. 1 to the Registration Statement and Prospectus of Compass Diversified Trust. We consent to the use of the aforementioned report in Amendment No. 1 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ White, Nelson & Co. LLP
Anaheim, California
February 1, 2006